Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of February 24, 2022 (this “Agreement”), by and between Posh Baby LLC, a Delaware limited liability company (“LLC”), and PishPosh, Inc., a Delaware corporation (“Corp”).

Background

The authorized capital stock of Corp consists of One Hundred Million (100,000,000) shares of common stock, $0.001 par value and Ten Million (10,000,000) shares of preferred stock, $0.001 par value, of which shares one share is issued and outstanding as of the date hereof. LLC is a limited liability company. All of LLC’s units and Corp’s issued stock are outstanding and held of record and beneficially by the holders set forth on Schedule A (the “Holders”). The Board of Directors of Corp and the Manager of LLC have deemed it advisable and to the advantage of the two business entities that LLC merge with and into Corp upon the terms and conditions herein provided. The Board of Directors of Corp and the Manager of the LLC have approved this Agreement and Plan of Merger and have submitted this Agreement and Plan of Merger to the shareholders of Corp and the members of LLC for their approval, which was obtained. LLC and Corp intend that the transaction contemplated by this Agreement will qualify as a tax-free reorganization.

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, Corp and LLC hereby agree to merge in accordance with the following plan:

1.       Merger. LLC shall be merged with and into Corp at the Effective Time (as defined below). From and after the Effective Time, Corp shall be the surviving corporation and the separate existence of LLC shall cease, all as, and with the effect provided by the Delaware Limited Liability Company Act, the Delaware General Corporation Law, and this Agreement and Plan of Merger. This Agreement and Plan of Merger shall become effective for purposes of Delaware law at such date and time as the Articles of Merger have been filed with the Secretary of State of the State of Delaware (such latest date being the "Effective Time”).

2.       Directors and Officers and Governing Documents; Name. The directors and officers of Corp immediately prior to the Effective Time shall be the directors and officers of Corp as the surviving corporation. The Articles of Incorporation of Corp shall continue to be the Articles of Incorporation of Corp as the surviving corporation without change or amendment until further amended in accordance with the provisions thereof and applicable laws. The bylaws of Corp, as in effect at the Effective Time, shall continue to be the bylaws of Corp as the surviving corporation without change or amendment until further amended in accordance with the provisions thereof and applicable laws.

3.       Rights and Liabilities of Corp and LLC. The merger shall have the effects set forth in Section 18-209 if the Delaware Limited Liability Company Act.

4.        Further Assurances, From time to time, as and when required by the Delaware Limited Liability Company Act or the Delaware General Corporation Law, there shall be executed and delivered on behalf of Corp such deeds and other instruments, and there shall be taken or caused to be taken by it all such further and other action as shall be appropriate or necessary in order to vest, perfect or confirm, of record or otherwise, in Corp, the title to and possession of powers, franchises and authority of LLC and otherwise to carry out the purposes of this Agreement and Plan of Merger, and the officers and directors of Corp are fully authorized in the name and on behalf of Corp or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

5.       Stock of Corp. At the Effective Time, by virtue of this Agreement and Plan of Merger, and without any action on the part of the holder thereof, each share of the common stock, of Corp, issued and outstanding immediately prior to the Effective Time, shall remain issued and outstanding as before the Merger.

6.       Percentage Interests of LLC. At the Effective Time, by virtue of this Agreement and Plan of Merger, and without any action on the part of the holder thereof, each issued Unit of LLC (as such term is defined in the Operating Agreement of LLC) issued and outstanding immediately prior to the Effective Time, shall be automatically changed and converted into 1.572314286 shares of the common stock, $0.00001 par value. At the option of any Shareholder, shares of Series A Preferred of Corp may be issued in lieu of shares of common stock.

7.       Amendment. At any time prior to the Effective Time, this Agreement and Plan of Merger may be amended in any manner as may be determined in the judgment of the Board of Directors of Corp and the Manager of the LLC to be necessary, desirable or expedient.

8.       Abandonment. At any time before the Effective Time, this Agreement and Plan of Merger may be terminated and the merger may be abandoned by either the Board of Directors of Corp or the Manager of the LLC or both.

9.       Counterparts; Facsimile Execution. In order to facilitate the filing and recording of this Agreement and Plan of Merger, the same may be executed in multiple counterparts, each of which shall be deemed to be an original and the same agreement. Facsimile execution and delivery of this Agreement is legal, valid and binding execution and delivery for all purposes.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, each of the business entities party hereto, have caused this Agreement and Plan of Merger to be executed by its duly authorized officer, as of the date first above written.

Pish Posh Baby LLC	PishPosh, Inc.

Dov Kurlander	Dov Kurlander
By: Dov Kurlander	By: Dov Kurlander
Its: Manager	Is: President